Terrapin 3 Acquisition Corporation Announces Pricing of $185 Million Initial Public Offering

NEW YORK, July 17 , 2014 /PRNewswire/ -- Yesterday Terrapin 3 Acquisition Corporation priced its initial public offering of 18.5 million units, each consisting of one share of its common stock and one warrant to purchase one-half of one share of its common stock at an offering price of $10.00 per unit. Terrapin 3 Acquisition Corporation is a newly organized blank check company formed for the purpose of effecting a merger or other business combination with a target company. The proceeds of the offering will be used to fund such business combination. The units are expected to begin trading Thursday, July 17, 2014 on the NASDAQ Stock Market under the symbol "TRTLU". Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Stock Market under the symbols "TRTL" and "TRTLW," respectively.

Deutsche Bank Securities is acting as underwriter for the offering. Terrapin 3 Acquisition Corporation has granted the underwriter a 45-day option to purchase up to an additional 2.775 million units to cover over-allotments, if any, in the public offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on July 16, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities, Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: 800-503-4611, or by emailing: prospectus.CPDG@db.com.

For more information, please contact: terrapin3@terrapinpartners.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the closing of the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Nathan Leight

Chairman

Terrapin 3 Acquisition Corporation

terrapin3@terrapinpartners.com